Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Ormat Technologies, Inc. of our report dated March 16, 2018, except for the effects of the restatement and revision discussed in Note 1 (not presented therein) to the consolidated financial statements appearing under Item 8 of the Company’s 2017 annual report on Form 10-K/A, as to which the date is June 19, 2018, and except for the effects of the retrospective adjustments as a result of adoption of accounting policies and changes in segments as discussed in Note 1(a) (not presented therein) to the consolidated financial statements appearing under Item 8 of the Company’s 2018 annual report on Form 10-K, as to which the date is March 1, 2019 relating to the financial statements, which appears in Ormat Technologies, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

San Francisco, California	/s/ PricewaterhouseCoopers LLP

November 16, 2020